Exhibit 4

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)

Fusion Fuel Green plc.

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of December 22, 2020.

KEY FAMILY HOLDINGS INVESTIMENTOS E CONSULTORIA DE GESTAO, LDA

By:	/s/ Frederico Figueira de Chaves
Name:	Frederico Figueira de Chaves
Title:	Director

/s/ Frederico Figueira de Chaves
Frederico Figueira de Chaves

/s/ Francisco Figueira de Chaves
Francisco Figueira de Chaves